UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2007

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2007, Restoration Hardware, Inc. (the “Company”) entered into amendments (each, an “Amendment” and collectively, the “Amendments”) to certain offer letters with each of Chris Newman, the Chief Financial Officer of the Company, and Ken Dunaj, the Chief Operating Officer of the Company.

Pursuant to Mr. Newman’s Amendment, in the event of a change of control, the Company will pay Mr. Newman a retention bonus in the amount of $150,000, so long as he has continued to be employed by the Company through the consummation of the change of control (the “Change of Control Date”), or his employment is terminated without cause within sixty (60) days before the Change of Control Date. The Amendment provides that the foregoing amount will be paid within thirty (30) days after the Change of Control Date. In addition, in the event Mr. Newman is terminated without cause or resigns for good reason within 18 months following a change in control, he will receive compensation continuation for a period of twelve (12) months from his termination date at the rate of two (2) times his then annual base salary, plus $400,000. Pursuant to the Amendment for Mr. Newman, the initial options granted to him will become fully vested and exercisable if, within 18 months after a change of control, he is terminated by the Company without cause or resigns for good reason. Mr. Newman’s entitlement to any severance payments and acceleration of stock option grant will be contingent upon his execution of a written release in favor of the Company. The Amendment also amended the definition of Involuntary Termination in Mr. Newman’s offer letter with respect to the events that would result in a severance payment upon the termination of employment after a change of control.

Pursuant to Mr. Dunaj’s Amendment, in the event of a change of control, the Company will pay Mr. Dunaj a retention bonus in the amount of $250,000, so long as he has continued to be employed by the Company through the Change of Control Date or his employment is terminated without cause within sixty (60) days before the Change of Control Date. The Amendment provides that the foregoing amount will be paid within thirty (30) days after the Change of Control Date. In addition, in the event Mr. Dunaj is terminated without cause or resigns for good reason within 18 months following a change in control, he will receive compensation continuation for a period of twelve (12) months from his termination date at the rate of two (2) times his then annual base salary, plus $600,000. Pursuant to the Amendment for Mr. Dunaj, the initial options granted to him will become fully vested and exercisable if, within 18 months after a change of control, he is terminated by the Company without cause or resigns for good reason. Mr. Dunaj’s entitlement to any severance payments and acceleration of stock option grant will be contingent upon his execution of a written release in favor of the Company. The Amendment also amended the definition of Involuntary Termination in Mr. Dunaj’s offer letter with respect to the events that would result in a severance payment upon the termination of employment after a change of control.

The Amendments are attached as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein. The foregoing description of the Amendments do not purport to be complete and are qualified in its entirety by reference to the full text of the Amendments.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Ex. No.	Description
10.1	Amendment No. 1 to Offer Letter between the Company and Chris Newman dated November 15, 2007

10.2	Amendment No. 1 to Offer Letter between the Company and Ken Dunaj dated November 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Date:	November 16, 2007	By:	/s/ Gary Friedman
		Name:	Gary Friedman
		Title:	Chairman, President and Chief Executive Officer